Exhibit 99.1

Neogen Announces Second-Quarter 2023 Results

•	Revenue of $230.0 million, up 76.2% over the prior-year quarter.

•	Net income of $(41.8) million; $(0.19) per share.

•	Adjusted Net Income of $31.4 million; $0.15 per share.

•	Adjusted EBITDA of $64.1 million, a margin of 27.8%.

•	Integration of Food Safety acquisition progressing well.

LANSING, Mich., January 5, 2023 – Neogen Corporation (NASDAQ: NEOG) announced today the results of the second quarter ended November 30, 2022.

“We are pleased to report our first quarter of results including the former Food Safety Division of 3M,” said John Adent, Neogen’s President and Chief Executive Officer. “This was a transformational merger with a high-quality business, firmly placing Neogen in a leadership position in the attractive, consumables-driven food safety market and fundamentally enhancing our financial profile. We’ve brought a reenergized focus to the Food Safety Division, which performed well in the quarter, and integration activities are fully underway, with the commercial organizations already combined and actively targeting prioritized synergy opportunities.”

Adent continued, “We delivered solid growth and margin expansion, and I am proud of the hard work of our more than 2,500 team members around the world who delivered this performance. I’m pleased with the integration progress made to date and confident our growing team has the requisite skills, expertise, and commitment to successfully combine the businesses into One Neogen. We are excited about the favorable long-term trends in food safety and the opportunities they provide, and believe our company is well positioned to capitalize on them.”

Financial and Business Highlights

Revenues for the second quarter were $230.0 million, an increase of 76.2% compared to $130.5 million in the prior year. Core revenue growth, which excludes the impacts of foreign currency translation and acquisitions completed in the last 12 months, was 6.6%, while acquisitions contributed 73.4%. Foreign currency was a headwind of 3.8%. International sales, which accounted for 50.3% of total company revenue, grew 5.5% on a core basis.

The second quarter marked the 122nd of the past 128 quarters that Neogen reported revenue increases compared to the same quarter in the prior year.

Net income for the second quarter was $(41.8) million, or $(0.19) per share, compared to $10.8 million, or $0.10 per diluted share, in the prior-year period. The decrease in net income was primarily driven by transaction costs, interest expense, and the amortization of acquisition-related intangibles, all related to the recently completed merger with the former 3M Food Safety Division. Adjusted Net Income was $31.4 million, or $0.15 per share, compared to $20.5 million, or $0.19 per diluted share, in the prior-year period. Higher Adjusted EBITDA drove the increase in Adjusted Net Income, more than offsetting the increase in interest expense. On a per share basis, Adjusted Net Income was lower by $0.04 in the second quarter compared to the prior-year period, a result of the increase in shares outstanding related to the 3M Food Safety transaction.

Gross margin, expressed as a percentage of sales, was 48.9% in the second quarter of fiscal 2023, including a negative impact of 170 basis points from an inventory step-up charge related to the 3M Food Safety transaction. This compares to a gross margin of 46.4% in the same quarter a year ago, with the increase primarily due to the higher gross margins generated by the incremental revenues from the former 3M Food Safety Division.

Second-quarter Adjusted EBITDA was $64.1 million, representing an Adjusted EBITDA Margin of 27.8%, compared to $29.6 million and a margin of 22.7% in the prior year. The margin expansion was primarily driven by the increase in gross margin and the timing of additional expenses to accommodate the expanded scale of the business.

Food Safety Segment

Revenues for the Food Safety segment were $161.3 million in the second quarter, an increase of 140.3% compared to $67.1 million in the prior year, consisting of 6.3% core growth, 140.5% from acquisitions, and a foreign currency headwind of 6.5%. The core growth was led by the Culture Media & Other category, where the Company’s Petrifilm product line performed well, as did Neogen Analytics services. Customer demand increased significantly for the Company’s software as a service that combines food safety analytics, data aggregation, and digital services on a single platform. Within the Bacterial & General Sanitation category, the Company’s AccuPoint® general sanitation product line saw solid core growth, while in Natural Toxins, Allergens & Drug Residues, sales of aflatoxin test kits were up significantly from increased demand related to domestic and international grain harvests.

Animal Safety Segment

Revenues for the Animal Safety segment were $68.7 million in the second quarter, an increase of 8.4%, compared to $63.4 million in the prior year’s second quarter, consisting of 6.9% core growth, 2.4% from acquisitions and a foreign currency headwind of 0.9%. The core growth was led by the Company’s portfolio of biosecurity products, driven largely by share gains in the animal protein market, sales of dairy hygiene products, and new insect control products. The Company’s line of parasiticides, acquired in September 2021, and veterinary instruments both reported an increase on market share gains.

The Company’s genomics business also performed well, with global core growth of 7.9%, led by volume increases in the U.S. beef market, partially offset by declines in testing in China caused by COVID-related lab closures.

Liquidity and Capital Resources

As of November 30, 2022, the Company had total cash and cash equivalents of $276.3 million and total outstanding debt of $940.0 million, which reflects a repayment of $60.0 million in the quarter, as well as committed borrowing headroom of $150.0 million. On December 2, 2022, subsequent to the end of the quarter, the Company repaid an additional $40.0 million of debt, bringing total outstanding debt down to $900.0 million.

Conference Call and Webcast

Neogen Corporation will host a conference call today at 8:00 a.m. Eastern Time to discuss the Company’s financial results. The live webcast of the conference call and accompanying presentation materials can be accessed through Neogen’s website at neogen.com/investor-relations. For those unable to access the webcast, the conference call can be accessed by dialing 1.844.757.5681 (U.S.) or 1.412.317.5297 (International) and requesting the Neogen Corporation Second Quarter FY23 Earnings Call (Conference ID: 10173804). A replay of the conference call and webcast will be available shortly following the conclusion of the call, and can be accessed domestically or internationally by dialing 1.877.344.7529 or 1.412.317.0088, respectively, and providing the entry code 3554631, or through Neogen’s Investor Relations website at neogen.com/investor-relations.

About Neogen

Neogen Corporation develops and markets comprehensive solutions dedicated to food and animal safety, operating with the intention to “Every day, protect the people and animals we care about.” The Company’s Food Safety segment markets dehydrated culture media and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases, and sanitation concerns. Neogen’s Animal Safety segment is a leader in the development of genomic solutions along with the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals, veterinary instruments, wound care, and disinfectants, as well as rodent and insect control solutions.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the company’s most recently filed Form 10-K.

NEOGEN CORPORATION

UNAUDITED CONSOLIDATED STATEMENT OF INCOME (LOSS)

(In thousands, except for per share)

	Quarter Ended Nov. 30		Six Months Ended Nov. 30
	2022	2021	2022	2021
Revenue
Food Safety	$161,343	$67,132	225,986	129,854
Animal Safety	68,690	63,385	136,396	128,968

Total revenue	230,033	130,517	362,382	258,822
Cost of revenues	117,494	69,923	187,573	138,220

Gross margin	112,539	60,594	174,809	120,602
Operating expenses
Sales & marketing	36,348	21,188	59,731	41,743
Administrative	77,001	22,605	104,945	35,988
Research & development	6,846	4,332	11,727	8,657

Total operating expenses	120,195	48,125	176,403	86,388

Operating income (loss)	(7,656)	12,469	(1,594)	34,214
Other income (expense)	(26,435)	459	(25,838)	441

Income (loss) before tax	(34,091)	12,928	(27,432)	34,655
Income tax	7,750	2,100	9,200	6,750

Net income (loss)	$(41,841)	$10,828	$(36,632)	$27,905
Net income (loss) per diluted share	$(0.19)	$0.10	$(0.23)	$0.26
Shares to calculate per share amount	216,134	108,122	161,690	108,099

NEOGEN CORPORATION

UNAUDITED SUMMARIZED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	Nov. 30 2022	May 31 2022
Assets
Current assets
Cash & investments	$276,338	$381,051
Accounts receivable	142,711	99,674
Inventories	136,069	122,313
Other current assets	87,727	23,760

Total current assets	642,845	626,798
Property & equipment, net	148,170	110,584
Goodwill & other assets	3,769,988	255,547

Total assets	$4,561,003	$992,929
Liabilities & Equity
Current liabilities	$152,558	$77,844
Non-current liabilities	1,302,182	27,711
Equity: Shares outstanding 216,154 at Nov. 30, 2022 & 107,801 at May 31, 2022	3,106,263	887,374

Total liabilities & equity	$4,561,003	$992,929

Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, which management believes are useful to investors, securities analysts and other interested parties. Management uses Adjusted EBITDA as a key profitability measure. This is a non-GAAP measure that represents EBITDA before certain items that impact comparison of the performance of our business either period-over-period or with other businesses. Adjusted EBITDA Margin is Adjusted EBITDA for a particular period expressed as a percentage of revenues for that period.

Management uses Adjusted Net Income as an additional measure of profitability. Adjusted Net Income is a non-GAAP measure that represents net income before certain items that impact comparison of the performance of our business, either period-over-period or with other businesses.

Core revenue growth is a non-GAAP measure that represents net sales for the period excluding the impacts of foreign currency translation rates and the first-year impacts of acquisitions and disposals, where applicable. We present core revenue growth because it allows for a meaningful comparison of year-over-year performance without the volatility caused by foreign currency gains or losses, or the incomparability that would be caused by the impact of an acquisition or disposal.

These non-GAAP financial measures should be considered only as supplemental to, and not as superior to, financial measures prepared in accordance with GAAP. Please see below for a reconciliation of historical non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP.

NEOGEN CORPORATION

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(In thousands, except for percentages)

	Quarter Ended Nov. 30		Six Months Ended Nov. 30
	2022	2021	2022	2021
Net income (loss)	$(41,841)	$10,828	$(36,632)	$27,905
Provision for income taxes	7,750	2,100	9,200	6,750
Depreciation and amortization	26,738	5,829	32,467	11,511
Interest expense (income), net	19,992	(224)	19,024	(427)

EBITDA	$12,639	$18,533	$24,059	$45,739
Share-based compensation	2,632	1,748	4,499	3,438
Certain transaction fees and expenses	39,132	9,313	52,864	9,313
Inventory step-up charge	3,859	—	3,859	—
FX transaction loss on loan revaluation(1)	5,789	—	5,789	—

Adjusted EBITDA	$64,051	$29,594	$91,070	$58,490
Adjusted EBITDA margin (% of sales)	27.8%	22.7%	25.1%	22.6%
Adjusted EBITDA increase	116.4%		55.7%

(1)	Net foreign currency transaction loss associated with the revaluation of non-functional currency intercompany loans established in connection with 3M Food Safety transaction

NEOGEN CORPORATION

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

(In thousands, except for per share)

	Quarter Ended Nov. 30		Six Months Ended Nov. 30
	2022	2021	2022	2021
Net income (loss)	$(41,841)	$10,828	$(36,632)	$27,905
Amort of acquisition-related intangibles	22,116	1,770	23,957	3,455
Share-based compensation	2,632	1,748	4,499	3,438
FX transaction loss on loan revaluation(1)	5,789	—	5,789	—
Certain transaction fees and expenses	39,132	9,313	52,864	9,313
Inventory step-up charge	3,859	—	3,859	—
Other adjustments(2)	4,350	—	4,350	—
Estimated tax effect of above adjustments	(4,676)	(3,146)	(9,769)	(3,488)

Adjusted Net Income	$31,361	$20,513	$48,917	$40,623
Adjusted Earnings per Share	$0.15	$0.19	$0.30	$0.38

(1)	Net foreign currency transaction loss associated with the revaluation of non-functional currency intercompany loans established in connection with 3M Food Safety transaction
(2)	Income tax expense associated with non-deductible transaction costs that were recognized as expenses in prior periods

Source: Neogen Corporation

Contact

Bill Waelke

(517) 372-9200

ir@neogen.com